Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. ANNOUNCES
COMPLETION OF SENIOR DEBT REFINANCING

Plano, Texas, July 13, 2006 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII), the nation’s largest rent-to-own operator, today announced the completion of the previously announced refinancing of its senior secured debt. The new $725 million senior credit facility consists of $325 million in term loans and a $400 million revolving credit facility. The Company drew down the $325 million in term loans and $88 million of the revolving facility today and utilized the proceeds to repay its existing senior term debt.
“We believe this enhanced revolving structure will provide us financial flexibility by allowing us to scale our secured debt as we continue to grow our core rent-to-own business and expand our entry into the financial services business,” commented Mr. Robert D. Davis, the Company’s Chief Financial Officer. “Based upon our present leverage ratio and current debt level, we expect an approximate 50 basis point interest expense savings over the term of the new credit facility,” Davis stated. In connection with the closing of the refinancing, the Company will record a charge in the third quarter of approximately $2.2 million relating to unamortized costs under the Company’s previous senior credit facility.
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Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates 2,749 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of 293 rent-to-own stores, 285 of which operate under the trade name of “ColorTyme,” and the remaining eight of which operate under the “Rent-A-Center” name.
     This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the outstanding balance under the Company’s senior credit facility from time to time; changes in interest rates; changes in our debt ratings; the Company’s operating results; and other risks detailed from time to time in the Company’s SEC reports, including but not limited to, the Company’s annual report on Form 10-K for the year ended December 31, 2005 and its quarterly report on Form 10-Q for the quarter ended March 31, 2006. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
dcarpenter@racenter.com

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